Exhibit 99.9

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents (i) to be named as a person about to become a director of Montage New Holdco, Inc., a Virginia corporation, in the Registration Statement on Form S-4 filed by Montage New Holdco, Inc., and any amendments (including any post-effective amendments) thereto (the “Form S-4”), with the Securities and Exchange Commission, (ii) to the inclusion of the disclosure under the caption “Directors and Executive Officers of the Combined Company” in the Form S-4 and (iii) to the filing of this consent as an exhibit to the Form S-4.

/s/ J. Stewart Bryan III

J. Stewart Bryan III

November 25, 2015